Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING REPORTS ON ANNUAL MEETING RESULTS

— Two Class II Directors Elected and Annual Incentive Plan is Approved —

— Employees Long Term Incentive Compensation Plan and Long Term Incentive Compensation Plan for Non-Employee Directors of the Company are Not Approved —

Wyomissing, Penn., (June 6, 2007) -- Penn National Gaming, Inc. (PENN: Nasdaq) today announced results of its Annual Meeting of Shareholders, which was held earlier today:

•                  Shareholders voted to re-elect Robert P. Levy and Barbara Z. Shattuck for three year terms as Class II directors.

•                  Shareholders approved the Annual Incentive Plan and the performance goals thereunder, which specifies bonus compensation for employees based upon the attainment of pre-established performance goals.

•                  Shareholders voted against the 2007 Employees Long Term Incentive Compensation Plan and the 2007 Long Term Incentive Compensation Plan for Non-Employee Directors of the Company (“the 2007 Equity Compensation Plans”).  Accordingly, the Company will not proceed with its previously announced program to repurchase up to $200 million of the Company’s common stock as it was conditioned on shareholder approval of the 2007 Equity Compensation Plans.

About Penn National Gaming

Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates eighteen facilities in fourteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature nearly 23,000 slot machines, over 400 table games, approximately 1,731 hotel rooms and approximately 808,000 square feet of gaming floor space.

# # #